                                                                    Exhibit 12.1

                             School Specialty, Inc.
                       Ratio of Earnings to Fixed Charges
                             (Dollars in Thousands)

                                             Six Months Ended                             Fiscal Year (1)
                                                                -------------------------------------------------------------------
                                             October 26, 2002       2002          2001          2000          1999          1998
                                             ----------------       ----          ----          ----          ----          ----
Earnings
--------
   Income before income taxes                $         88,382   $    36,300   $    21,006   $    33,635   $    17,615   $    10,719
   Plus:
      Fixed charges                                    10,465        20,052        18,941        15,003        14,084         6,522
      Amortization of capitalized interest                 24            28             -             -             -             -
   Less interest capitalized during  period                 -           240             -             -             -             -
                                             ----------------   -----------   -----------   -----------   -----------   -----------
                                             $         98,871   $    56,140   $    39,947   $    48,638   $    31,699   $    17,241
                                             ================   ===========   ===========   ===========   ===========   ===========

Fixed Charges
-------------
   Interest (expensed or capititalized)      $          8,428   $    15,964   $    16,393   $    12,767   $    12,267   $     5,505
   Estimated portion of rent expense
      representative of interest                        1,241         2,519         1,958         1,661         1,349         1,017
   Amortization of deferred financing fees                796         1,569           590           575           468             -
                                             ----------------   -----------   -----------   -----------   -----------   -----------
                                             $         10,465   $    20,052   $    18,941   $    15,003   $    14,084   $     6,522
                                             ================   ===========   ===========   ===========   ===========   ===========

Ratio of earnings to fixed charges                        9.4           2.8           2.1           3.2           2.3           2.6
                                             ================   ===========   ===========   ===========   ===========   ===========

(1) All fiscal years presented were 52 weeks, except for fiscal 2000, which had 53 weeks.